BUDGET 2007 The Summary Budget / 3

2007/08 SUMMARY BUDGET

4 / The Summary Budget BUDGET 2007

■	INTRODUCTION
The 2007 Budget is the first Summary Budget produced by the Government of Manitoba that aligns with the accounting standards set by the Public Sector Accounting Board (PSAB), which require provincial governments to report on the broader definition of government, the Government Reporting Entity (GRE). Budget 2007 fully reflects Generally Accepted Accounting Principles (GAAP).
The Manitoba Budget is the primary means of reporting on government’s plans and objectives for the year to come. Until this year, the focus of the Budget was on the revenues and expenditures directly under government’s control. The Summary Budget includes revenue forecasts and expenditure estimates of the Core Government as well as high-level projections for Crown organizations, business entities and related public sector organizations such as health authorities and public schools, providing taxpayers with a more complete picture of the total cost of providing provincial public services.
Although the additional revenues and expenses of entities such as universities, public schools and government business enterprises are now included in the Summary Budget, the existing relationship between the government and the related entities does not change. Governance of these organizations and their relationships with government are not affected by the Summary Budget process.
Details of Core Government expenditures and revenues continue to be presented in the Estimates of Expenditure and Revenue tabled in the Legislature. Reconciliation schedules are contained in both the Summary Budget Book and the Estimates to assist the reader to move between these two documents and to understand the relationship between them.
“In our view, the Summary Financial Statements and therefore, the Summary Budget are the
Government’s foremost accountability documents.
The benefits for the preparation of a detailed summary budget are many.”
* * *
“Without a detailed summary budget, the Legislative Assembly is not given the necessary depth of financial information upon which to fully discuss the planned use of public funds. As well, it is the comparison of the Summary Financial Statements’ actual results with that detailed summary budget which permits a thorough analysis of the Province’s financial position and operating results compared with planned results, and provides the ability to measure the Government’s management of public resources.”
- From the Auditor General’s Report to the Legislature on
the Audit of the Public Accounts for the year ended March 31, 2006
“We congratulate the government on its commitment to be fully compliant with Generally
Accepted Accounting Principles in both its budget and reporting for the year ended March 31, 2008.
It will result in greater transparency and accountability to the citizens of Manitoba.”
- Gary Hannaford, Chief Executive Officer, Institute of Chartered Accountants of Manitoba

BUDGET 2007 The Summary Budget / 5

SUMMARY BUDGET
For the Fiscal Year Ending March 31, 2008
With Comparative Data for the Fiscal Year ended March 31, 2007

				Percent Change
				2007/08 Budget from
	2007/08	2006/07	2006/07	2006/07	2006/07
	Budget	Forecast	Budget	Forecast	Budget
	(Millions of Dollars)
REVENUE
Income Taxes	2,439	2,440	2,400	0.0%	1.6%
Other Taxes	3,249	3,082	3,009	5.4%	8.0%
Fees and Other Revenue	1,215	1,182	1,186	2.8%	2.4%
Federal Transfers	3,687	3,349	3,370	10.1%	9.4%
Net Income of Government Business Enterprises (GBEs)	686	589	707	16.4%	(3.0)%
Sinking Funds and Other Earnings	534	519	481	2.9%	11.0%

TOTAL REVENUE	11,809	11,161	11,153	5.8%	5.9%

EXPENDITURE
Health	4,091	3,919	3,800	4.4%	7.7%
Education	3,104	2,951	2,918	5.2%	6.4%
Family Services and Housing	1,251	1,189	1,155	5.2%	8.3%
Community, Economic and Resource Development	1,385	1,225	1,284	13.1%	7.9%
Justice and Other Expenditures	943	890	900	5.9%	4.7%
Debt Servicing	860	822	835	4.6%	3.0%

TOTAL EXPENDITURE	11,634	10,995	10,892	5.8%	6.8%

Restatement Adjustment	—	—	(113)

SUMMARY NET INCOME	175	166	148	5.4%	18.1%

NOTES:
•	The 2006/07 Budget numbers originally reported in the Medium-Term Summary Budget Projection in Budget 2006 have been restated to be consistent with the current presentation for the Government Reporting Entity.

•	Details of Revenue and Expenditure for Fiscal Year 2007/08, and Reconciliation to the amounts reported for Core Government are found in Schedules 1 and 2.

•	The Summary Budget includes a restatement adjustment in respect of 2006/07 Budget to reflect a change in accounting policy for Core Government effective in 2006/07, for contributions from Canada to capital projects.

•	Numbers may not add due to rounding.

6 / The Summary Budget BUDGET 2007

■	STRUCTURE OF THE SUMMARY BUDGET
The Summary Budget presents a high-level overview of revenue and expenditure of the entire GRE.
In the Summary Budget, Revenue is reported under six categories.
•	Income Taxes — are entirely revenue of Core Government;

•	Other Taxes — includes all of the other tax revenues of the Core Government as well as property taxes levied to support school funding;

•	Fees and Other Revenue — includes fees such as automobile licences, park and forestry fees, and fees collected by Crown organizations such as fees for non-insured Health services and rental revenue for Manitoba Housing and Renewal Corporation (MHRC). Tuition fees collected by universities and colleges are also included in this category;

•	Federal Transfers — Equalization, Canada Health Transfer, Canada Social Transfer and other grants and transfers are mostly received by Core Government although some federal funds are provided directly to entities not included in Core Government, such as housing subsidies to MHRC, insurance premiums for agriculture programs, and grants for public education;

•	Net Income of Government Business Enterprises (GBEs) — this source is mainly attributable to Manitoba Lotteries and to the Liquor Control Commission whose net income continues to be recorded as revenue of Core Government;

•	Sinking Funds and Other Earnings — these are interest and other investment earnings on sinking funds and other investments held by Core Government and the other reporting entities. For Core Government Estimates purposes investment revenue is netted against debt servicing costs.
Overall, $9.3 billion — or 78.8% of Total Revenue — is revenue of Core Government.
In the Summary Budget, Expenditure has been classified by major sectors. See Appendix 4 for a list of the entities in the GRE.
•	Health — represents all health-related expenditures including the activities of all Regional Health Authorities, hospitals, and other health-related entities in the GRE;

•	Education — represents costs associated with all primary, secondary and post-secondary education including the operations of universities and colleges; includes additional funding for teachers’ pensions and programs funded by other sources;

•	Family Services and Housing — includes all costs related to social service and housing programs;

•	Community, Economic and Resource Development — includes expenditures related to infrastructure and other government services such as Agriculture, Conservation, and Water Stewardship;

•	Justice and Other Expenditures — includes costs for Justice services and costs related to services such as Finance, Culture, Heritage, Tourism and Sport, and Employee Pensions and Other Costs;

•	Debt Servicing — contains the cost of interest and related expenses including funding for the Teachers’ Retirement Allowances Fund (TRAF), capital funding, and general purpose borrowings associated with all provincial summary borrowings excluding debt servicing costs for debt incurred and repayable by Manitoba Hydro and Manitoba Lotteries. Debt servicing costs related to those borrowings are reflected in the net income of GBEs.
Summary Net Income is the “bottom line” — the result after Expenditure is subtracted from Revenue. This represents the GRE’s financial result for the fiscal year.

BUDGET 2007 The Summary Budget / 7

■	SUMMARY BUDGET 2007/08
Revenue
Revenue growth in 2007/08 is projected to be $648 million, or 5.8% higher than forecast for 2006/07.
In relation to 2006/07 Forecast, Other Taxes are expected to grow by $167 million, reflecting continued strong economic performance, particularly in the mining industry and retail sales. Federal Transfers will increase $338 million in line with commitments on Equalization and health and social transfers and steps taken to address the fiscal imbalance. Better results for GBEs will also contribute about $97 million more. Income Taxes will remain virtually unchanged in part reflecting our continued reductions in personal and corporation income taxes.

Expenditure
Total expenditure is budgeted to increase $639 million, up 5.8%, from the 2006/07 Forecast.
The budgeted growth in Health expenditure is $172 million, or 4.4%, from the 2006/07 Forecast; Community, Economic and Resource Development expenditure will rise by $160 million, or 13.1%, while Education-related expenditure is up $153 million, or 5.2% from the 2006/07 Forecast. Reflecting the government’s recent announcement to fund 75% of the pension liability for teachers, combined with a continuing commitment to major capital and infrastructure projects, Debt Servicing costs are expected to rise by $38 million*.
In Budget 2007, services to people represent over 75% of spending:
•	Health expenditure makes up 35.1% of Total Expenditure.

•	Education accounts for 26.7% of all expenditure: it includes public schools and post-secondary institutions.

•	Family Services and Housing and Justice represent 13.7% of Total Expenditure

■	SUMMARY NET INCOME
Budgeted Summary Net Income for the year is $175 million, approximately $9 million or 5.4% more than the 2006/07 Forecast amount.

*	Debt Servicing costs are forecast to equal 7.3¢ of every dollar of revenue in 2007/08, down from 13.2¢ per dollar in 1999/2000.

8 / The Summary Budget BUDGET 2007

Revenue, 2007/08
Major Sources
Per cent of Total

Revenue Sources
2007/08 and 2006/07

			Change 2007/08
	2007/08	2006/07	Budget from
	Budget	Forecast	2006/07 Forecast
	(Millions of Dollars)		(Millions of Dollars)

Income Taxes	2,439	2,440	(1)
Other Taxes	3,249	3,082	167
Fees and Other Revenue	1,215	1,182	33
Federal Transfers	3,687	3,349	338
Net Income of Government Business Enterprises	686	589	97
Sinking Funds and Other Earnings	534	519	14

TOTAL REVENUE	11,809	11,161	648

Numbers may not add due to rounding.

BUDGET 2007 The Summary Budget / 9

Expenditure, 2007/08
Major Sectors
Per cent of Total

Expenditure Sectors
2007/08 and 2006/07

			Change 2007/08
	2007/08	2006/07	Budget from
	Budget	Forecast	2006/07 Forecast
	(Millions of Dollars)		(Millions of Dollars)

Health	4,091	3,919	172
Education	3,104	2,951	153
Family Services and Housing	1,251	1,189	62
Community, Economic and Resource Development	1,385	1,225	160
Justice and Other Expenditures	943	890	53
Debt Servicing	860	822	38

TOTAL EXPENDITURE	11,634	10,995	639

Numbers may not add due to rounding.

10 / The Summary Budget BUDGET 2007

Schedule 1

Summary Revenue Estimate: Details and Reconciliation to Core Government Estimates
Fiscal Year ending March 31, 2008 (in Thousands of Dollars)

CORE GOVERNMENT		CONSOLIDATION IMPACTS	SUMMARY
	Revenue	and Revenue of Other
Source of Revenue	Estimates	Reporting Entities

Income Taxes
Individual Income Tax	2,159,400	—	2,159,400
Corporation Income Tax	279,100	—	279,100

Subtotal: Income Taxes	2,438,500	—	2,438,500

Other Taxes
Corporation Capital Tax	152,500	—	152,500
Gasoline Tax	147,000	—	147,000
Insurance Corporations Tax	62,000	—	62,000
Land Transfer Tax	38,500	—	38,500
Levy for Health and Education	328,800	—	328,800
Mining Tax	107,000	—	107,000
Motive Fuel Tax	84,900	—	84,900
Retail Sales Tax	1,326,500	—	1,326,500
Tax Administration and Miscellaneous Taxes	79,400	—	79,400
Tobacco Tax	204,000	—	204,000
Other Taxes	21,055	—	21,055
Education Property Taxes	—	697,185	697,185

Subtotal: Other Taxes	2,551,655	697,185	3,248,840

Fees and Other Revenue
Fines and Costs and Other Legal	41,441	—	41,441
Minerals and Petroleum	10,405	—	10,405
Automobile and Motor Carrier Licences and Fees	97,998	—	97,998
Parks, Forestry and Other Conservation	35,376	—	35,376
Water Power Rentals	105,000	—	105,000
Service Fees and Other Miscellaneous Charges	110,211	643,088	753,299
Revenue Sharing from SOAs	21,395	(21,395)	—
Tuition Fees	—	171,501	171,501

Subtotal: Fees and Other Revenue	421,826	793,194	1,215,020

Federal Transfers
Equalization	1,826,000	—	1,826,000
Canada Health Transfer	807,000	—	807,000
Canada Social Transfer	341,400	—	341,400
Health Funds		47,340	47,340
Infrastructure Renewal	45,600	—	45,600
Manitoba Floodway Expansion		100,155	100,155
Shared Cost and Other Transfers	234,298	285,329	519,627

Subtotal: Federal Transfers	3,401,793	285,329	3,687,122

Net Income of Government Business Enterprises (GBEs)
Manitoba Liquor Control Commission	213,200	—	213,200
Manitoba Lotteries Corporation	275,000	—	275,000
Manitoba Hydro	—	178,000	178,000
Workers Compensation Board	—	5,600	5,600
Manitoba Public Insurance Corporation	—	14,044	14,044

Subtotal: Net income of GBEs	488,200	197,644	685,844

Sinking Funds and Other Earnings	—	533,550	533,550

Total Revenue Estimate	9,301,974	2,506,902	11,808,876

BUDGET 2007 The Summary Budget / 11

Schedule 2

Summary Expenditure Estimate: Details, Reconciliation to Core Government Estimates and Summary Budget Result
Fiscal Year ending March 31, 2008 (in Thousands of Dollars)

CORE GOVERNMENT		CONSOLIDATION IMPACTS	SUMMARY
	Expenditure	and Expenditures
Sector/Department	Estimates	of Other Reporting Entities

Health	3,882,409	208,536	4,090,945
Education
Advanced Education and Literacy	539,724	380,429	920,153
Education, Citizenship and Youth	1,301,718	882,481	2,184,199

Total Education	1,841,442	1,262,910	3,104,352

Family Services and Housing	1,126,614	124,271	1,250,885
Community, Economic and Resource Development
Aboriginal and Northern Affairs	38,417	744	39,161
Agriculture, Food and Rural Initiatives	203,675	144,165	347,840
Competitiveness, Training and Trade	109,196	7,156	116,352
Conservation	119,416	(623)	118,793
Infrastructure and Transportation	493,390	(87,453)	405,937
Intergovernmental Affairs	246,468	—	246,468
Science, Technology, Energy and Mines	78,588	314	78,902
Water Stewardship	31,985	(45)	31,940

Total Community, Economic and Resource Development	1,321,135	64,258	1,385,393

Justice and Other Expenditures
Legislative Assembly	30,361	(8)	30,353
Executive Council	2,759	—	2,759
Civil Service Commission	5,450	1,458	6,908
Culture, Heritage, Tourism and Sport	85,024	6,106	91,130
Employee Pensions and Other Costs	88,223	102,000	190,223
Finance	102,563	26,235	128,798
Healthy Child Manitoba	26,398	—	26,398
Justice	321,557	20,336	341,893
Labour and Immigration	46,510	8,144	54,654
Manitoba Seniors and Healthy Aging Secretariat	1,365	—	1,365
Enabling Appropriations	107,364	—	107,364
Other Appropriations	25,805	—	25,805
Less: Year-End Lapse	(65,000)	—	(65,000)

Total Justice and Other Expenditures	778,379	164,271	942,650

Debt Servicing Costs	276,000	583,814	859,814

Total Expenditure Estimate	9,225,979	2,408,060	11,634,039
Subtract: Total Expenditure Estimate (above) from
Total Revenue Estimate (Schedule 1)	9,301,974	2,506,902	11,808,876

Net Result for the Year	75,995	98,842	174,837

Transfer to Debt Retirement Fund	(110,495)	110,495	—
Transfer from Fiscal Stabilization Fund	37,000	(37,000)	—

NET INCOME	2,500	172,337	174,837

BUDGET 2007 The Summary Budget / 13

FINANCIAL MANAGEMENT STRATEGY

14 / The Summary Budget BUDGET 2007

■	FINANCIAL MANAGEMENT STRATEGY
In June 2006, the consulting firm of Deloitte delivered two reports outlining steps our government could take to fulfill our commitment to implement summary budgeting and reporting. At that time, it was recommended that the tabling of the Summary Budget each year should be accompanied by a Financial Management Strategy (FMS) for the Government Reporting Entity (GRE). In Deloitte’s words, “the most relevant context for the annual budget is the financial strategy which the Government has chosen to pursue in the foreseeable future... Providing a summary of the Government’s longer term fiscal priorities allows the annual budget to be read with a view to understanding how the upcoming year’s financial activities contribute to longer term goals.”*
The FMS sets out our government’s priorities for financial management, one or more measurable outcomes for each priority area, and sets objectives for each measurable outcome for the current year and for the future. It is another way in which government is demonstrating its commitment to enhancing transparency and accountability.
By setting out what the government intends to achieve over the next year and into the future, the public is given the opportunity to assess the success of the government’s performance. Results achieved in relation to priorities and measurable outcomes set out in this strategy for the 2007/08 fiscal year will be reported in Manitoba’s Public Accounts for the fiscal year ending March 31, 2008.
For 2007/08, the FMS sets out five financial management priority areas. These areas, and their related measurable outcomes, are summarized in the chart below.

FINANCIAL MANAGEMENT PRIORITY	MEASURABLE OUTCOMES
Transparency, Accountability and Fiscal Discipline	• Transition to Summary Budgeting and Financial Reporting
• Balancing Summary Net Income
• Maintaining accountability for Core Government program expenditure and revenue
• Quarterly financial reporting
Stable and Affordable Government	• Credit ratings
• Expenditures as a percentage of Gross Domestic Product (GDP)
• Addressing the unfunded pension liability
Managing Debt	• Net Debt to GDP ratio
• Debt retirement
Infrastructure and Capital Asset Renewal	• Capital investments
Performance Reporting	• Continued development of performance reporting strategy
Discussion related to the financial management priority areas and the measurable outcomes within each area are presented in this section with descriptive narrative, historical trends, and current and longer-term objectives.

*	Deloite: Modernizing Manitoba’s Financial Accountability Legislation, June 2006

BUDGET 2007 The Summary Budget / 15

■	PRIORITY AREA: TRANSPARENCY, ACCOUNTABILITY AND FISCAL DISCIPLINE
Our government is committed to continuing to improve transparency and accountability and to maintaining sound financial discipline. This commitment has been evident over the last number of years as we have passed a number of major milestones, including: the commitment to transition to Summary Budgeting and Reporting for 2007/08; the achievement of fully GAAP-compliant Summary Financial Statements as of March 31, 2005; the establishment of and adherence to a rigorous general purpose debt repayment regime; and, the development of plans to eliminate general purpose debt and pension liabilities.
Our government remains committed to the principles of transparency and accountability and continuing to demonstrate fiscal discipline into the future.
Measurable Outcome: Transition to Summary Budgeting and Financial Reporting
In 2005, our government committed to making the transition to Summary Budgeting and Reporting in the 2007/08 fiscal year. The tabling of this Summary Budget is the first official demonstration of our full transition and the achievement of our goal. As noted elsewhere in this Budget, the transition to a Summary Budget presents a significant shift in Budget information and presentation.
Similarly, our year-end financial reporting will also reflect significant changes. On the recommendation of the Auditor General, the Public Accounts tabled following the 2007/08 year end will contain audited Financial Statements for only the GRE. Audited Financial Statements for government’s own operations will no longer be published. The Public Accounts for 2007/08 will also include a report on the objectives set out for the first year of this FMS.
As we continue to move forward in the Summary environment over the longer term, we will continue to refine and improve upon the current presentation of the Summary Budget, Summary Financial Statements and Public Accounts.
Measurable Outcome: Balancing Summary Net Income
The shift to a Summary Budget presents significant challenges. The GRE is comprised of many organizations over which government does not have direct or day-to-day control. Given the nature of some of the entities in the GRE, the Summary Budget is more volatile than Core Government. In keeping with advice we have received from the Office of the Auditor General and our own review conducted by Deloitte, we will introduce new balanced budget legislation later in the year that will support the transition to Summary Budgeting and Reporting.
Today we are presenting a budget which has a positive balance on a Summary basis, a Summary surplus of $175 million for 2007/08.
We are committed to continuing to balance Summary Net Income into the future.

16 / The Summary Budget BUDGET 2007

Measurable Outcome:
Maintaining accountability for Core Government program expenditure and revenue
In the past, the Auditor General has suggested that publishing audited Financial Statements for both the GRE (Summary Statements) and for government’s own operations may be confusing for the public. Accordingly, a significant component of our government’s commitment regarding the transition to GAAP is that beginning in 2007/08, only one set of audited Financial Statements — the Summary Statements for the GRE — will be published.
Our government will continue to report on the allocation of revenues directly under government’s control — the Core Government through the Estimates of Expenditure and Revenue. We have balanced seven consecutive budgets under the current balanced budget legislation. Our government will plan annually for Core Government expenditures to be fully supported by the revenues government collects, including funding prepaid by the federal government to support joint federal/ provincial priorities. This commitment is met in the 2007 Budget, as Core Government revenues are projected to exceed Core Government expenditures.
Measurable Outcome: Quarterly financial reporting
The transition to Summary Budgeting and Reporting requires not only that the annual Budget and Financial Statements (Public Accounts) be tabled on a Summary basis, but that all financial reporting, including quarterly financial reporting, must be transitioned to represent the GRE. In addition, to continue to move forward in the application of GAAP our quarterly reporting must also be made consistent with GAAP.
As recommended by Deloitte, our government’s quarterly financial reporting will remain largely unchanged for 2007/08. Government will get a full year’s experience in the Summary environment before making changes to quarterly reporting. In 2008/09, we will begin to introduce appropriate changes and will complete the transformation of our quarterly reporting by the end of 2009/10.

BUDGET 2007 The Summary Budget / 17

■	PRIORITY AREA: STABLE AND AFFORDABLE GOVERNMENT
Manitoba continues to have one of the most efficient and cost-effective governments in Canada. Continuous improvements in the way government operates and delivers services help keep Manitoba programs affordable. Providing affordable public services means using public revenues effectively and efficiently to deliver government programs and services. The government is carefully managing expenditures even as demands for services, especially in health care and education, are rising.
Measurable Outcome: Credit Ratings
Manitoba continues to maintain its reputation for fiscal responsibility. The Province’s measured approach to balancing the budget, paying down debt and the pension liability, and dealing with the needs in health care and other program areas has been acknowledged by credit rating agencies. This performance has been reflected in the credit rating upgrades Manitoba received from Moody’s Investors Service and Dominion Bond Rating Service (DBRS) over the past five years. In November 2006 Standard & Poor’s revised its outlook on the Province of Manitoba to positive from stable, based on the Province’s gradually declining debt burden, robust financial results and healthy liquidity support. It also affirmed its credit rating.
The Manitoba Government is committed to maintaining fiscal responsibility which will result in stable or improving credit ratings into the future.

Credit Rating	2003	2004	2005	2006	2007	2008
Agency	Actual	Actual	Actual	Actual	Actual	Forecast
DBRS	A (positive)	A (high)	A (high)	A (high)	A(high)	A (high)
Moody’s	Aa2	Aa2	Aa2	Aa2	Aa1	Aa1
Standard & Poor’s	AA-	AA-	AA-	AA-	AA- (positive)	AA- (positive)

NOTE: As at March 31 (end of fiscal year)
Measurable Outcome: Expenditures as a Percentage of Gross Domestic Product (GDP)
Like citizens, government must live within its means. Maintaining a stable and affordable government means managing the growth in spending needed to meet increasing demands for quality services in areas such as health, education and child care, while keeping pace with the growth in the provincial economy. An effective measure of appropriate spending is the ratio of Summary/GRE Expenditures as a percentage of GDP. This ratio has remained relatively stable over the last four years ranging from 24.1% to 25.3%. Expenditures to GDP ratios are reflected in the following table and as part of Appendix 2, Summary Financial Statistics.

	2004/05	2005/06	2006/07	2007/08	2008/09	2009/10
	Actual	Actual	Forecast	Budget	Projection	Projection
	Per cent of GDP
Core Government Programs	18.8	19.3	19.3	19.4	19.1	18.9
Other Reporting Entities	3.4	3.7	3.7	4.0	3.8	3.8
Debt Servicing	1.9	1.9	1.9	1.9	1.8	1.8
Summary/GRE Expenditures	24.1	24.8	24.9	25.3	24.7	24.5

NOTE:	Actual numbers for other reporting entities for 2005/06 and earlier do not include public schools as this information is not available in a GAAP format. The percentages reflected for these years would increase if public schools information was included.

Numbers may not add due to rounding.

18 / The Summary Budget BUDGET 2007

With the transition to Summary Budgeting, this ratio reflects the relationship between the economy and expenditures for the entire provincial public sector, including the operations of health care entities, public schools, Crown organizations and government programs and services.
The Manitoba Government’s objective is to maintain a stable or declining ratio over the medium and longer term.
Measurable Outcome: Addressing the unfunded pension liability
Upon coming into office in 1999, a plan was put into place to retire General Purpose Debt and to eliminate the government’s pension liability. If the pension liability had not been addressed, it was projected to have grown to $8.4 billion by 2028.
The 2000 Budget introduced a comprehensive approach to address both debt and pension obligations, and in the 2002 Budget the plan was enhanced by funding all new entrants, to reduce the term over which the pension liability will be eliminated. This plan provided a formula to determine debt and pension obligation funding, which is currently set at $110 million per year.
In 2007, the government is taking further steps to deal with the unfunded pension liability and will be funding 75% of the employer’s liability relating to the current Teachers’ Retirement Allowances Fund (TRAF). The province will continue to work on a similar approach for the unfunded liability of the Civil Service Superannuation Fund in future years.
Borrowing funds to pay down the unfunded TRAF liabilities allows the government to achieve savings over the next 15 years of approximately $275 million on the Summary Financial Statements. In addition the current and retired employees covered by these pension plans will benefit from the fact that funding is in place to satisfy their current and future pension obligations.

BUDGET 2007 The Summary Budget / 19

■	PRIORITY AREA: MANAGING DEBT
Manitoba’s measured approach to balancing the budget, paying down debt and eliminating pension liability, and dealing with the needs of health care and other program areas has been acknowledged by financial analysts and credit rating agencies. Stable or improving credit ratings ensure that Manitoba’s debt servicing costs are maintained at an affordable level compared to other jurisdictions.

“Manitoba has managed to meet its fiscal targets over the past several years while continuing to make contributions to its debt retirement fund and to address pension obligations. Moody’s expects that the province will continue to follow its steady fiscal plan and that its debt ratios will continue to show modest improvement over the medium term.”
- Moody’s Investors Service Analysis Province of Manitoba, August 2006

Since 2000, there has been a prescribed formula for paying down the General Purpose Debt and the pension liability. This formula requires that funds be set aside each year for this purpose and requires increases to the annual payment at least every five years. In 1999/2000 the debt payment made by the province was $75 million. In 2000/01, the payment was increased to $96 million and again in 2004/05 to $110 million.
Measurable Outcome: Net Debt to GDP Ratio
Net debt is an important indicator of a government’s financial position as this highlights the affordability of future government service. Summary net debt represents the difference between the GRE’s total liabilities less its financial assets* — it reflects the residual liability that must be financed by future revenues. Net debt may grow in absolute terms from time to time, as needed investments in capital assets — assets like the Red River Floodway, and highway infrastructure — are made. These investments underpin and support Manitoba’s economic performance. It is important therefore to measure changes in net debt against the growth of the economy, as measured by the nominal GDP.
Over the last several years, the Manitoba Government has successfully managed a substantial downward trend in net debt to GDP ratio which was at 31.4% in 1999/2000, while making much needed investments in Manitoba infrastructure, such as the expansion of the Floodway. Our government is committed to continuing to reduce net debt to GDP over time.
Our success in reducing net debt to GDP is reflected in the graph opposite.

*	Financial assets are assets such as cash, investments, loans and accounts receivable that could be readily converted to cash.

20 / The Summary Budget BUDGET 2007

Measurable Outcome: Debt Retirement
Upon coming into office in 1999, a plan was put into place to retire the General Purpose Debt and to eliminate the pension liability. If the pension liability had not been addressed, it was projected that it would have grown to $8.4 billion by 2028.
Our government has committed more than $814 million to debt retirement and to reducing the province’s unfunded pension liability. As noted in the discussion on stable and affordable government, the province continues to manage its debt with the decision to borrow funds to pay down a significant part of the unfunded TRAF pension liability. This decision will result in significant savings.
The Manitoba Government is committed to continuing to retire debt with the ultimate goal of eliminating the General Purpose Debt and the remaining unfunded pension liabilities. In the short term, increases in general purpose debt related to funding the TRAF pension liability will not change net debt.
Debt servicing costs as a percentage of revenue continue to decline. Since 1999/2000 debt servicing costs have declined 44.7% from 13.2¢ of every dollar of summary revenue collected to a budget of 7.3¢ forecasted for 2007/08.

BUDGET 2007 The Summary Budget / 21

■	PRIORITY AREA: INFRASTRUCTURE AND CAPITAL ASSET RENEWAL
Provincial infrastructure such as roads, water control structures, parks and other capital assets such as public service buildings, schools and health facilities serve the public good. Renewal of these assets has become a growing priority for most governments and the public in recent years. Inadequate investment in these assets results in deterioration, loss of use and inefficiencies.
The public good provided by public capital assets is immeasurable; however it is estimated that the insured or replacement value of these investments is in the range of $30 billion.
Measurable Outcome: Capital Investments
Recognizing the growing infrastructure needs in various sectors, our government has been committed to investing in public capital assets since taking office — capital assets such as new or renewed hospitals, colleges, the Red River Floodway and Manitoba’s highway system. The commencement of the Red River Floodway Expansion project in 2004/05 at a total cost of $665 million and the recently announced 5-year, $2 billion plan to revitalize Manitoba’s highways, represent very significant commitments to enhance Manitoba’s economic opportunities.
The chart to the right identifies the growth in investments in capital assets including expenditures for roads, public service buildings, schools (including colleges and universities) and health care facilities.
The 2007 Budget demonstrates our government’s commitment to infrastructure and public asset renewal. Major capital expenditures anticipated in 2007/08 include:

$ Millions
Roads and Highways	239
Red River Floodway Expansion	214
Health Facilities	190
Public Service Buildings	73
Public Schools	45
Universities and Colleges	12

773

Over the medium and longer term, our government will continue to invest in Manitoba’s public capital assets.

22 / The Summary Budget BUDGET 2007

■	PRIORITY AREA: PERFORMANCE REPORTING
By improving the way government measures and reports to the public on both financial and non-financial performance outcomes, both transparency and accountability are enhanced. Outcomes-based reporting provides information on the actual impacts, benefits or changes experienced as a result of a program or government service. Although such reporting would include financial outcomes measures, most would be non-financial in nature.
Measurable Outcome: Continued development of performance reporting strategy
The first overall Manitoba Government performance report to the public, Reporting to Manitobans on Performance: 2005 Discussion Document, was released in June 2005. It introduced one way in which existing performance information can be reported within specific categories of importance to people’s lives. It focussed on four broad categories: economy, people, community, and environment, and reported measures in sixteen key areas. It summarized trends and drew upon existing output and outcome information to provide a concrete illustration of what government performance measures could encompass.
In the fall of 2006, for the first time, a set of key performance measures were included in every government department’s annual report. A wide range of performance reporting information is also included in the regular annual reports, and various specialized reports, of many of the other entities in the GRE.
Manitoba is committed to making further progress over the coming years to improve the reporting of performance outcomes, beginning with the development of a comprehensive performance reporting strategy. For 2007/08, our government is committed to establishing an overall performance reporting strategy, which will set out clear principles to guide departmental and Crown organization performance reporting, as well as guidelines for how such information will appear in their annual reports.
Over the longer term our government intends to establish a regular means of reporting overall government performance in key areas of non-financial activity. Our approach will address the complementary relationship between non-financial performance information and the financial performance indicators now reported annually in the Public Accounts.

BUDGET 2007 The Summary Budget / 23

PROVINCIAL OUTLOOK

24 / The Summary Budget BUDGET 2007

Summary Budget Outlook

	2006/07		2007/08	2008/09	2009/10	2010/11
	Forecast		Budget	Projection	Projection	Projection
	(Millions of Dollars)
REVENUE
Core Government [1]	8,839		9,302	9,605	9,814	10,068
Net Income of Government Business Enterprises (GBEs)
Manitoba Liquor Control Commission	202		213	219	224	230
Manitoba Lotteries Corporation	272		275	275	275	275
Manitoba Hydro	117		178	133	125	131
Workers Compensation Board	6		6	6	9	10
Manitoba Public Insurance Corporation	(8	) [4]	14	2	15	24

Subtotal	589		686	635	649	669
Less: Consolidation Adjustment	(474)		(488)	(494)	(499)	(505)

Net Contribution of GBEs	115		198	141	150	164
Other Reporting Entities [2]	2,207		2,309	2,388	2,431	2,544

TOTAL REVENUE	11,161		11,809	12,134	12,394	12,776

EXPENDITURE
Core Government programs and services [3]	8,800		9,226	9,504	9,781	10,062
Other Reporting Entities	2,195		2,408	2,448	2,552	2,613

TOTAL EXPENDITURE	10,995		11,634	11,952	12,333	12,676

SUMMARY NET INCOME	166		175	182	61	100

Numbers may not add due to rounding.

Notes:

1	Core Government revenue includes Net Income of Manitoba Lotteries Corporation and Manitoba Liquor Control Commission; that income is eliminated in the Consolidation Adjustment in the Net Income of GBEs to avoid double counting. Forecasts of GBEs profits are based on information provided by the entities.

2.	Revenue and expenditure projections for Crown organizations, business entities and related public sector organizations are based on information provided by the entities.

3.	In keeping with past practice, Core Government Expenditure does not include changes in the pension liabilities, which are fully reflected in Summary Net Income.

4.	Includes premium rebate ordered by the Public Utilities Board.

BUDGET 2007 The Summary Budget / 25

CHANGE IN SUMMARY NET DEBT
Fiscal Year ending March 31, 2008

		Other	Summary
	Core	Reporting	2007/08	2006/07
	Government	Entities	Budget	Forecast
Net investment in tangible capital assets	484	179	663	413
Less:
Net result for the year	76	99	175	166
Other Comprehensive Income	0	68	68	56

Change in Net Debt	408	12	420	191

Net Debt is an important indicator of a government’s financial position as it highlights the affordability of future government service. Net Debt may grow in absolute terms from time to time, as needed investments in capital assets — assets like the Red River Floodway and highway infrastructure — are made.
Budget 2007 demonstrates our government’s commitment to infrastructure and public asset renewal, with investments in hospitals, colleges, the Red River Floodway and Manitoba’s highway system. It is important though to measure changes in Net Debt against the growth of the economy, as measured by the nominal GDP. The following table illustrates Net Debt, GDP and the ratio of Net Debt to GDP over the last several years.

			Net Debt
Fiscal Year	Net Debt	GDP	as a % of GDP
2003/04 Actual	11,129	37,408	29.8
2004/05 Actual	10,670	39,770	26.8
2005/06 Actual	10,519	41,650	25.3
2006/07 Budget	10,786	43,975	24.5
2006/07 Forecast	10,710	44,085	24.3
2007/08 Budget	11,130	45,981	24.2

BUDGET 2007 The Summary Budget / 27

APPENDIX 1
SUMMARY BUDGET USER’S GUIDE

28 / The Summary Budget BUDGET 2007

■	INTRODUCTION
This document provides an annotated table and schedules that are intended to guide the reader through the new format of the Manitoba Budget. The table and schedules illustrate how the Estimates of Expenditure and Revenue for Core Government are combined with high level projections of revenues and expenses for the other reporting entities of the GRE to produce the Summary Budget.
A list of Frequently Asked Questions is also provided.

“The tabling of a Summary Budget is an important step in the Province’s transition to
GAAP and full Summary Budgeting and Reporting. This presentation responds to longstanding comments from the Auditor General. The summary format presents the financial side of provincial public service delivery in a single, comprehensive picture, regardless of which entity delivers
the service or how the service provider is structured.”

- Richard Olfert, Managing Partner of Deloitte in Manitoba

BUDGET 2007 The Summary Budget / 29

■	ANNOTATED SUMMARY BUDGET
The Summary Budget includes the revenue and expenditure of all entities in the GRE. Amounts are adjusted on consolidation to avoid counting the same revenue or expenditure twice.

SUMMARY BUDGET

For the Fiscal Year Ending March 31, 2008

	2007/08 Budget	2006/07 Forecast (Millions of Dollars)	2006/07 Budget
REVENUE			
Income Taxes	2,439	2,440	2,400
Other Taxes	3,249	3,082	3,009
Fees and Other Revenue	1,215	1,182	1,186
Federal Transfers	3,687	3,349	3,370
Net Income of Government Business Enterprises (GBEs)	686	589	707
Sinking Funds and Other Earnings	534	519	481
TOTAL REVENUE	11,809	11,161	11,153
EXPENDITURE			
Health	4,091	3,919	3,800
Education	3,104	2,951	2,918
Family Services and Housing	1,251	1,189	1,155
Community, Economic and Resource Development	1,385	1,225	1,284
Justice and Other Expenditures	943	890	900
Debt Servicing	860	822	835
TOTAL EXPENDITURE	11,634	10,995	10,892
Restatement Adjustment	-	-	(113)
SUMMARY NET INCOME	175	166	148

NOTES:

Other Taxes: includes school property taxes

Fees and Other Revenue: includes University and College tuition fees

Federal Transfers: Most Federal Transfers are received by Core Government but some Entities also receive Federal Transfers or cost-shared payments directly.

Health: This includes all health-related expenditures of the Department of Health, hospitals, Regional Health Authorities and other health-related entities.

Education: includes all expenditures of Departments of Education, Citizenship and Youth; Advanced Education and Literacy; and K-12 public schools, colleges and universities

Page 5

The revenue and expenditure of other reporting entities are projections based on data obtained from the entities and may not represent final board-approved budget data from those entities. Many reporting entities have fiscal years and budget cycles that differ from the Core Government’s. In those cases we have used data for the closest fiscal year-end date to the government’s own year-end date.

30 / The Summary Budget BUDGET 2007

■	ANNOTATED SUMMARY REVENUE ESTIMATE: DETAILS AND RECONCILIATION TO CORE GOVERNMENT ESTIMATES
Schedule I — groups individual revenue sources under six categories, showing the contributions of Core Government and the impact of consolidating Core Government and Other Reporting Entities.
The revenue and expenditure of other reporting entities are projections based on data obtained from the entities and may not represent final board-approved budget data from those entities. Many reporting entities have fiscal years and budget cycles that differ from the Core Government’s. In those cases we have used data for the closest fiscal year-end date to the government’s own year-end date.

BUDGET 2007 The Summary Budget / 31

■	ANNOTATED SUMMARY EXPENDITURE ESTIMATE: DETAILS, RECONCILIATION TO CORE GOVERNMENT ESTIMATES AND SUMMARY BUDGET RESULT
Schedule 2 —groups expenditures in six sectors. It shows Core Government Expenditure Estimates, Consolidation Impacts to avoid double counting of expenditures; and the additional expenditure of Other Reporting Entities which is not financed by Core Government.
The revenue and expenditure of other reporting entities are projections based on data obtained from the entities and may not represent final board-approved budget data from those entities. Many reporting entities have fiscal years and budget cycles that differ from the Core Government’s. In those cases we have used data for the closest fiscal year-end date to the government’s own year-end date.

32 / The Summary Budget BUDGET 2007

■	FREQUENTLY ASKED QUESTIONS

Q1	What is a Summary Budget?

A	A Summary Budget is a comprehensive picture of Core Government expenditure and revenue together with high-level projections for the operations of Crown organizations, business entities, and related public sector organizations such as health authorities and public schools.

It is called a Summary Budget because the revenue and expenditure of general program and departmental operations of the government — the services of government usually associated with the Legislature — and the additional functions that are indirectly controlled by the provincial government, such as public schools and universities, are consolidated.

For example, public school expenditures paid for by school division property taxes and provincial support payments are shown together in one sum. This approach allows taxpayers to see the total cost of providing public school services.

Q2	How can I tell how much the government raises as revenue and plans to spend on Core Government programs and services?

A	Details of Core Government expenditure and revenue are presented in the Estimates of Expenditure and Revenue tabled in the Legislature. The Summary Budget and the Estimates both contain reconciliation schedules (Schedule 1 for Revenue, Schedule 2 for Expenditure) to help the reader move between the Summary Budget and the Estimates.

Q3	What entities are included in the Summary Budget and where can I get more information about their plans for 2007/08?

A	A listing of all the entities in the Government Reporting Entity (GRE) is included in the Summary Budget as Appendix 4. The Summary Budget combines the Estimates of Expenditure and Revenue for the Core Government with high-level projections for other reporting entities. Questions about financial information of other reporting entities should be directed to the appropriate entity.

Q4	As the additional revenues and expenses of universities and health authorities, for example, are now reported in the provincial budget, will that change the government’s relationship with those institutions?

A	The government does not intend, or have the statutory authority, to manage the day-to-day operations of these entities. The normal governance relationships between the government and these entities, and between the entities and their Boards and stakeholders, are not affected by the Summary Budget process, other than that the entities must provide financial information on a regular basis.

Q5	As Manitoba’s Budget is now presented for the GRE, will the government use the revenues of other reporting entities to pay for Core Government operations?

A	In the same way that the transition to a Summary Budget does not affect the governance relationships between other reporting entities and government, it also does not change the way in which Core Government operations will be funded. Under the Summary Budget, only revenue from those Crown entities that has traditionally been used to support government programs and services (Manitoba Lotteries Corporation, Manitoba Liquor Control Commission and the Special Operating Agencies established by government) will continue to be used to pay for Core Government operations.

BUDGET 2007 The Summary Budget / 33

Q6	If the government isn’t controlling the other reporting entities directly, why does the government combine their revenue and expenses with its own in the Summary Budget?

A	The Manitoba Government is acting on the recommendations of the Office of the Auditor General for Manitoba. Generally Accepted Accounting Principles (GAAP) and the Public Sector Accounting Board (PSAB) standards for senior Canadian governments require provincial, territorial and federal governments to prepare their annual financial statements on this basis. The Manitoba Government is presenting its Summary Budget in the same general format as its year-end financial reports to make it easier to compare plans and results.

Q7	How do Core Government and Summary expenses differ?

A	Core Government expenses reflect the departmental expenditure estimates of the Manitoba government that are presented and approved by the Legislative Assembly. These expenditures include grants to other reporting entities. The summary expenditures include incremental expenses of other reporting entities that are financed from sources other than the provincial government. The summary total reflects the total cost of the service provided, under the various sectors, that are financed by the Core Government and the other reporting entities.

Q8	How does the Summary Budget treat pension liabilities?

A	The pension liability is recorded in full in the Summary Financial Statements and therefore changes in this liability are reflected in the Summary Budget. The pension expenses include amounts that are funded through the appropriations of the Core Government as well as summary adjustments for actuarially determined increases in the value of the outstanding pension liability. Pension expenses related to Teachers’ Retirement Allowances Fund are included in the Education sector.

Q9	What is meant by Consolidation Impacts?

A	Consolidation Impacts are adjustments needed to bring the revenue and expenditure of the other reporting entities into the Summary Budget. They include adjustments needed to present the information on a consistent basis and to eliminate transactions between entities in the GRE, to avoid duplicating revenues and expenses in the Summary Result (ex: a government grant is counted as an expenditure of Core Government and is eliminated from the revenue of the other reporting entity).

BUDGET 2007 The Summary Budget / 35

APPENDIX 2
MANITOBA SUMMARY FINANCIAL STATISTICS

36 / The Summary Budget BUDGET 2007

Manitoba Summary Financial Statistics

	2007/08	2006/07	2005/06	2004/05	2003/04
	Budget	Forecast	Actual	Actual	Actual
	(Millions of Dollars)
SUMMARY FINANCIAL STATEMENTS
Revenue
Income Taxes	2,439	2,440	2,322	2,244	2,091
Other taxes	3,249	3,082	2,285	2,219	2,067
Fees and Other Revenue	1,215	1,182	1,552	1,398	1,316
Federal Transfers	3,687	3,349	3,103	3,156	2,723
Net Income (Loss) of Government Business Enterprises	686	589	958	679	(10)
Sinking Funds and Other Earnings	534	519	505	444	473

Total Revenue	11,809	11,161	10,725	10,140	8,659

Expenditure
Health	4,091	3,919	3,849	3,560	3,410
Education	3,104	2,951	2,366	2,309	2,220
Family Services and Housing	1,251	1,189	1,075	1,020	954
Community, Economic and Resource Development	1,385	1,225	1,448	1,169	1,095
Justice and Other Expenditures	943	890	822	755	757
Debt Servicing	860	822	790	765	799

Total Expenditure	11,634	10,995	10,350	9,578	9,236

Summary Net Revenue (Expenditure)	175	166	375	562	(577)

Provincial Borrowings, Guarantees & Obligations
Government Programs – General	6,354	6,563	6,583	6,594	6,546
Government Programs – TRAF	1,502	0	0	0	0
Manitoba Hydro	6,971	6,632	6,524	6,615	6,649
Other Crown Organizations	1,314	1,304	1,272	1,340	1,187
Health Facilities	866	790	767	739	615
Government Enterprises and Other	158	168	163	173	182
Capital Investments	1,125	749	464	363	321

Subtotal	18,290	16,206	15,773	15,824	15,500

Other Obligations
Pension Liability	4,366	4,164	3,967	3,761	3,571
Pension Asset Fund	(2,339)	(701)	(537)	(382)	(267)

Net Pension Liability	2,027	3,463	3,430	3,379	3,304
Debt Incurred for and Repayable by Manitoba Hydro and Manitoba Lotteries	(6,496)	(6,173)	(6,276)	(6,215)	(5,937)
Education and Health Debt held by Government Enterprises	337	325	339	324	296
Direct Debt of Crown Organizations	215	215	215	173	270

Subtotal	(3,917)	(2,170)	(2,292)	(2,339)	(2,067)

Net Summary Borrowings, Guarantees & Obligations	14,373	14,036	13,481	13,485	13,433

Adjustments to arrive at Summary Net Debt
Guarantees	(656)	(656)	(491)	(660)	(923)
Net Financial Assets	(2,587)	(2,670)	(2,471)	(2,155)	(1,381)

Summary Net Debt	11,130	10,710	10,519	10,670	11,129

Summary Net Debt as percentage of GDP	24.2	24.3	25.3	26.8	29.8
Numbers may not add due to rounding.
NOTES
•	Actual numbers for summary expenditures for 2005/06 and earlier do not include public schools as this information is not available in a GAAP format. The above results and the statistics associated with these results would change if public schools were included.

•	Education and Health debt held by Government Enterprises has been restated to conform with the current presentation.

•	Further historical information on a limited GRE basis (excluding public schools and certain other entities) is available in prior years’ Budget Papers. Pages B34 and B35 of the 2006 Budget Papers book provides both an historical 10-year Statistics table, and an initial Summary Statistics table covering three years.

BUDGET 2007 The Summary Budget / 37

Manitoba Summary Financial Statistics

	2007/08	2006/07	2005/06	2004/05	2003/04
	Budget	Forecast	Actual	Actual	Actual
	(Percentage Change)
Annual Change
Income Taxes	(0.0)	5.1	3.5	7.3	11.3
Other Taxes	5.4	34.9	3.0	7.4	4.7
Fees and Other Revenue	2.8	(23.8)	11.0	6.2	4.5
Federal Transfers	10.1	7.9	(1.7)	15.9	12.9
Total Revenue	5.8	4.1	5.8	17.1	2.0
Health	4.4	1.8	8.1	4.4	11.4
Education	5.2	24.7	2.5	4.0	3.2
Debt Servicing	4.6	4.1	3.3	(4.3)	(7.6)
Total Expenditure	5.8	6.2	8.1	3.7	5.3
Summary Net Debt	3.9	1.8	(1.4)	(4.1)	7.5
	(Per cent)
Per Cent of GDP
Income Taxes	5.3	5.5	5.6	5.6	5.6
Other Taxes	7.1	7.0	5.5	5.6	5.5
Fees and Other Revenue	2.6	2.7	3.7	3.5	3.5
Federal Transfers	8.0	7.6	7.5	7.9	7.3
Total Revenue	25.7	25.3	25.8	25.5	23.1
Health	8.9	8.9	9.2	9.0	9.1
Education	6.8	6.7	5.7	5.8	5.9
Debt Servicing	1.9	1.9	1.9	1.9	2.1
Total Expenditure	25.3	24.9	24.8	24.1	24.7
Summary Net Debt	24.2	24.3	25.3	26.8	29.8

Per Cent of Revenue
Income Taxes	20.7	21.9	21.7	22.1	24.1
Other Taxes	27.5	27.6	21.3	21.9	23.9
Fees and Other Revenue	10.3	10.6	14.5	13.8	15.2
Federal Transfers	31.2	30.0	28.9	31.1	31.4
Net Income (Loss) of Government Business Enterprises	5.8	5.3	8.9	6.7	(0.1)
Sinking Funds and Other Earnings	4.5	4.7	4.7	4.4	5.5
	(Dollars)
Dollars Per Capita
Total Revenue	9,982	9,475	9,135	8,659	7,452
Total Expenditure	9,834	9,334	8,816	8,179	7,948
Debt Servicing	727	698	673	653	688
Summary Net Debt	9,408	9,092	8,960	9,112	9,577

Memorandum Items
Population (000’s)*	1,183	1,178	1,174	1,171	1,162
GDP at Market Prices	45,981	44,085	41,650	39,770	37,408
Source: Manitoba Finance
* Official Population July 1

BUDGET 2007 The Summary Budget / 39

APPENDIX 3
GLOSSARY OF KEY TERMS

40 / The Summary Budget BUDGET 2007

■	GLOSSARY OF KEY TERMS
Borrowings: Borrowings are securities issued in the name of the Province to capital markets investors. Securities include debentures, treasury bills, promissory notes, medium-term notes and Manitoba Savings Bonds.
Consolidation Impacts: The adjustments needed to bring the revenue and expenditure of the Other Reporting Entities into the Summary Budget, and to eliminate transactions between entities to avoid duplication of revenues and expenses (ex: a government grant is counted as an expenditure of Core Government and is eliminated from the revenue of the Other Reporting Entity).
Core Government: A component of the GRE. Represents the operations of government, including the revenues directly under government’s control and the programs and services delivered by government departments.
Crown Organization: An organization in the GRE that is wholly owned or established by government, such as a Crown corporation (ex: Manitoba Agricultural Services Corporation).
Debt Servicing Cost: Interest and other expenses associated with provincial borrowings.
Fair Market Value: Represents the value obtainable for an asset, financial or non-financial, if disposed of on the open market.
Federal Recoveries and Transfers: Revenues that are either received or receivable from the federal government.
Financial Assets: Assets of the Province such as cash, investments, loans and accounts receivable that could be readily converted to cash in order to pay the Province’s liabilities or finance its future operations.
Generally Accepted Accounting Principles (GAAP): Standard accounting practices and reporting guidelines as prescribed by The Canadian Institute of Chartered Accountants.
General Purpose Debt: General program borrowings including any provincial securities that are not self-sustaining, or are not associated with the acquisition of capital assets.
Government Business Enterprises (GBEs): A Crown organization delegated with the financial and operating authority to carry on a business. It sells goods or services to individuals and organizations outside the GRE and can maintain its business on those revenues.
Government Reporting Entity (GRE): Government and those entities it directly and indirectly controls as prescribed by the Public Sector Accounting Board (PSAB).
Gross Domestic Product (GDP): Represents the total market value of all final goods and services produced in the Manitoba economy.
Guarantees: The Province, in the normal course of business, may provide a guarantee to honour the repayment of debt or loans of an organization, primarily GBEs. Such a guarantee is provided on the Manitoba Hydro Savings Bonds.
Infrastructure Assets: A subset of tangible capital assets that are used by the general public, such as parks, highways and water control structures.

BUDGET 2007 The Summary Budget / 41

Net Financial Assets: Assets of the Province (such as cash, investments, loans and accounts receivable) less accounts payable, that could be readily converted to cash in order to pay the Province’s liabilities or finance its future operations.
Non-Financial Assets: Includes physical items such as tangible capital assets (ex: buildings and roads) and consumable goods such as inventories that are not normally converted to cash.
Obligations: Long-term, non-interest-bearing liabilities of the Province, which may or may not carry specific repayment terms.
Other Comprehensive Income: Gains and losses on the changes in fair market value of financial assets held as available for sale by Other Reporting Entities. When the assets are sold, the Reporting Entity will recognize a gain or loss in net income.
Other Reporting Entities: Entities in the GRE such as Crown organizations, health authorities, universities, colleges and public schools that are directly or indirectly controlled by the Government, as prescribed by PSAB. Excludes Core Government.
Pension Assets Fund: Financial assets that are set aside to provide for the orderly retirement of the government’s pension obligations.
Pension Liability: Outstanding actuarial-calculated pension liability of the government and participating Crown organizations. The expense includes amounts funded through the appropriations of Core Government as well as for the actuarially determined increases in the pension liability. The Government of Manitoba supports eight separate pension plans.
Public Sector Accounting Board (PSAB): A board responsible for setting accounting standards for the public sector based upon GAAP.
Replacement Value of Assets: Represents the cost of replacing capital assets at current values.
Sinking Funds: Funds that are set aside to provide for the orderly retirement of borrowings as they become due.
Summary Budget: Includes revenue forecasts and expenditure estimates for the Core Government as well as high-level projections for the entities directly or indirectly controlled by government, as prescribed by the PSAB.
Summary Net Debt: Represents the total liabilities of the GRE less its financial assets. This is the residual amount that will have to be paid or financed by future revenue.
Tangible Capital Assets: Assets with a useful life extending beyond one year which are acquired, constructed or developed and held for use, not for resale.

BUDGET 2007 The Summary Budget / 43

APPENDIX 4
ENTITIES INCLUDED IN SUMMARY BUDGET
(GOVERNMENT REPORTING ENTITY)

44 / The Summary Budget BUDGET 2007

HEALTH
    Manitoba Health
    Addictions Foundation of Manitoba
    CancerCare Manitoba
    Diagnostic Services of Manitoba Inc.
    Manitoba Adolescent Treatment Centre Inc.
    Manitoba Health Research Council
    Manitoba Health Services Insurance Plan
    Manitoba Hospital Capital Financing Authority
    Regional Health Authorities (including controlled organizations)
        Assiniboine Regional Health Authority Inc.
        Brandon Regional Health Authority Inc.
        Burntwood Regional Health Authority Inc.
        Churchill Regional Health Authority Inc.
        Interlake Regional Health Authority Inc.
        NOR-MAN Regional Health Authority Inc.
        North Eastman Health Association Inc.
        Parkland Regional Health Authority Inc.
        Regional Health Authority — Central Manitoba Inc.
        South Eastman Health/Santé Sud-Est Inc.
        Winnipeg Regional Health Authority
    Rehabilitation Centre for Children Inc.
EDUCATION
    Advanced Education and Literacy
        Manitoba Advanced Education and Literacy
        Assiniboine Community College
        Brandon University
        Collège universitaire de Saint-Boniface
        Council on Post-Secondary Education
        Red River College
        University College of The North
        University of Manitoba
        University of Winnipeg
    Education, Citizenship and Youth
        Manitoba Education, Citizenship and Youth
        Manitoba Text Book Bureau
        Public Schools Finance Board
        Public School Divisions

BUDGET 2007 The Summary Budget / 45

FAMILY SERVICES AND HOUSING
        Manitoba Family Services and Housing
        Child and Family Services of Central Manitoba
        Child and Family Services of Western Manitoba
        First Nations of Northern Manitoba Child and Family Services Authority
        First Nations of Southern Manitoba Child and Family Services Authority
        General Child and Family Services Authority
        Métis Child and Family Services Authority
        Manitoba Housing and Renewal Corporation
COMMUNITY, ECONOMIC AND RESOURCE DEVELOPMENT
    Aboriginal and Northern Affairs
        Manitoba Aboriginal and Northern Affairs
        Communities Economic Development Fund
    Agriculture, Food and Rural Initiatives
        Manitoba Agriculture, Food and Rural Initiatives
        Cooperative Loans and Loans Guarantee Board
        Cooperative Promotion Board
        Farm Machinery and Equipment Act Fund
        Food Development Centre
        Horse Racing Commission
        Manitoba Agricultural Services Corporation
        Veterinary Science Scholarship Fund
    Competitiveness, Training and Trade
        Manitoba Competitiveness, Training and Trade
        Manitoba Development Corporation
        Manitoba Opportunities Fund Ltd.
        Manitoba Trade and Investment Corporation
    Conservation
        Manitoba Conservation
        Manitoba Habitat Heritage Corporation
        Pineland Forest Nursery
        Tire Stewardship Board
    Infrastructure and Transportation
        Manitoba Infrastructure and Transportation
        Crown Lands and Property
        Fleet Vehicles Agency
        Manitoba Floodway Authority
        Manitoba Trucking Productivity Improvement Fund
        Manitoba Water Services Board
        Materials Distribution Agency

46 / The Summary Budget BUDGET 2007

    Intergovernmental Affairs
        Manitoba Intergovernmental Affairs
    Science, Technology, Energy and Mines
        Manitoba Science, Technology, Energy and Mines
        Abandonment Reserve Fund
        Economic Innovation and Technology Council
        Green Manitoba Eco Solutions
        Industrial Technology Centre
        Manitoba Education, Research and Learning Information Networks (MERLIN)
        Mining Community Reserve
        Mining Rehabilitation Reserve
        Quarry Rehabilitation Reserve
    Water Stewardship
        Manitoba Water Stewardship
JUSTICE AND OTHER EXPENDITURES
    Legislative Assembly
        Legislative Assembly
    Executive Council
        Executive Council
    Civil Service Commission
        Civil Service Commision
        Organization and Staff Development
    Culture, Heritage, Tourism and Sport
        Manitoba Culture, Heritage, Tourism and Sport
        Centre culturel franco-manitobain
        Manitoba Arts Council
        Manitoba Boxing Commission
        Manitoba Centennial Centre Corporation
        Manitoba Community Services Council Inc.
        Manitoba Film and Sound Recording Development Corporation
        Sport Manitoba Inc.
        Travel Manitoba
        Venture Manitoba Tours Ltd.
    Employee Pensions and Other Costs
        Pension Assets Fund

BUDGET 2007 The Summary Budget / 47

    Finance
        Manitoba FInance
        Board of Administration under the Embalmers and Funeral Directors Act
        Companies Office
        Crown Corporations Council
        Insurance Council of Manitoba
        Land Titles Assurance Fund
        Manitoba Securities Commission
        The Property Registry
        Vital Statistics Agency
    Healthy Child Manitoba
        Healthy Child Manitoba Office
    Justice
        Manitoba Justice
        Civil Legal Services
        Helen Betty Osborne Foundation
        Legal Aid Manitoba
        Manitoba Gaming Control Commission
        Manitoba Law Reform Commission
        The Public Trustee
        Victims Assistance Fund
    Labour and Immigration
        Manitoba Labour and Immigration
        Office of the Fire Commissioner
    Manitoba Seniors and Healthy Aging Secretariat
        Manitoba Seniors and Healthy Aging Secretariat
GOVERNMENT BUSINESS ENTERPRISES
        Leaf Rapids Town Properties Ltd.
        Manitoba Hazardous Waste Management Corporation
        Manitoba Hydro-Electric Board
        Manitoba Liquor Control Commission
        Manitoba Lotteries Corporation
        Manitoba Product Stewardship Corporation
        Manitoba Public Insurance Corporation
        Workers Compensation Board
SPECIAL FUNDS, not attached to Sector or Department
        Debt Retirement Fund
        Fiscal Stabilization Fund

Budget Paper B

SUPPLEMENTARY
FINANCIAL INFORMATION

SUPPLEMENTARY FINANCIAL INFORMATION

Contents
INTRODUCTION	1

SPECIAL FUNDS BALANCES	2
Fiscal Stabilization Fund	2
Debt Retirement Fund	3
Pension Assets Fund	3
Summary of Funding Activity	4

CAPITAL INVESTMENT — REPLACEMENT VALUE OF PUBLIC ASSETS	6

CAPITAL INVESTMENT — CORE GOVERNMENT	7

LOAN REQUIREMENTS	9

BORROWING REQUIREMENTS	10
Statement of Provincial Borrowings, Guarantees and Obligations	11
Provincial Borrowings, Guarantees and Obligations	12

INTERPROVINCIAL COMPARISONS	13

BUDGET 2007 Supplementary Financial Information / B1

■	INTRODUCTION
This Budget Paper provides supplementary information on Manitoba’s Special Purpose Funds — the Fiscal Stabilization Fund, Debt Retirement Fund and the Pension Assets Fund — and on Capital Investment, Loan Requirements, and Borrowing Requirements.

B2 / Supplementary Financial Information BUDGET 2007

■	SPECIAL FUNDS BALANCES
Fiscal Stabilization Fund
The Fiscal Stabilization Fund is projected to have a total balance of $477 million as at March 31, 2007, after a draw of $26 million for general requirements and $49 million for wait-times reduction and other health-related programming. For 2006/07, the health programs component balance is projected to be $159 million, and $318 million for the general programs.
The budgeted draw in 2007/08 is $37 million for wait-times reduction and other health-related programming, with no draw required for general requirements. The health programs component balance as at March 31, 2008 is projected at $127 million, the general programs at $333 million for a total of $460 million.

Fiscal Stabilization Fund
Projection as at March 31, 2008 and March 31, 2007

	2007/08	2006/07
	Budget	Forecast
	(Millions of Dollars)
Total Fund Balance, Beginning of Year	477	532

Health Programs
Fund Balance, Beginning of Year	159	202
Interest Earnings	5	6
Wait-Times Reduction and Other Health Related Programming	(37)	(49)

Fund Balance, End of Year	127	159

General Programs
Fund Balance, Beginning of Year	318	330
Interest Earnings	13	11
Year-end Core Government Balance	2	3
General Requirements	—	(26)

Fund Balance, End of Year	333	318

Total Fund Balance, End of Year	460	477

BUDGET 2007 Supplementary Financial Information / B3

Debt Retirement Fund
In accordance with The Balanced Budget, Debt Repayment and Taxpayer Accountability Act, a $110 million deposit to the Debt Retirement Fund is required in 2007/08. Interest earnings for 2007/08 are expected to be $2 million. In 2007/08 it is assumed that the allocation will be $85 million to pension liability.

Debt Retirement Fund
Projection as at March 31, 2008 and March 31, 2007

	2007/08	2006/07
	Budget	Forecast
	(Millions of Dollars)
Fund Balance, Beginning of Year	51	25
Contribution	110	110
Interest	2	1
Transfer to Pension Assets Fund	(85)	(85)

Fund Balance, End of Year	78	51

Pension Assets Fund
It is anticipated that $85 million will be allocated to the Pension Assets Fund for 2007/08. In addition, $1,502 million will be contributed to fund 75% of the liability for the Teachers’ Retirement Allowances Fund (TRAF). The Fund will have net investment earnings of $69 million in 2006/07. The Budget projects a return of $107 million in 2007/08.
The Fund is expected to have a balance of $2,339 million by the end of the 2007/08 fiscal year.

Pension Assets Fund
Projection as at March 31, 2008 and March 31, 2007

	2007/08	2006/07
	Budget	Forecast
	(Millions of Dollars)
Fund Balance, Beginning of Year	701	537

Contributions
TRAF Funding	1,502	0
Debt Retirement Fund	85	85
Net Investment Earnings	107	69
Current Service Contributions	78	10
Transfers
TRAF Pension Payments	(134)	0

Fund Balance, End of Year	2,339	701

B4 / Supplementary Financial Information BUDGET 2007

SUMMARY OF FUNDING ACTIVITY

	2007/08	2006/07	2005/06	2004/05	2003/04	2002/03	2001/02
	Budget	Forecast	Actual	Actual	Actual	Actual	Actual
	(Millions of Dollars)
Fiscal Stabilization Fund
Year-End Core Government Balance	2	3	31	405	13	4	63
Transfers to Core Government	(37)	(75)	0	0	(171)	(22)	(150)
Investment Revenue	18	17	15	2	1	7	14
Transfer re: Manitoba Telephone System
Redemption of Repap Preferred Shares
Fund Balance, End of Year	460	477	532	486	79	236	247

Debt Retirement Fund
Contribution	110	110	110	99	96	96	96
Transfer to Pension Assets Fund	(85)	(85)	(85)	(79)	(75)	(48)	(75)
Transfer for General Purpose Debt Reduction				(202)
Investment Earnings	2	1	0	2	7	3	5
Fund Balance, End of Year	78	51	25	0	180	152	101

Pension Assets Fund
Transfers from Debt Retirement Fund	85	85	85	79	75	48	75
TRAF Funding	1,502
Net Investment Earnings	107	69	61	31	38	(6)	2
Net Current Service Contributions	(56)	10	8	6	3	2	9
Fund Balance, End of Year	2,339	701	537	383	267	151	107

BUDGET 2007 Supplementary Financial Information / B5

2000/01	1999/00	1998/99	1997/98	1996/97	1995/96
Actual	Actual	Actual	Actual	Actual	Actual
		(Millions of Dollars)
						Fiscal Stabilization Fund
40	11	31	76	91	157	Year-End Core Government Balance
0	(185)	(186)	(100)	0	0	Transfers to Core Government
15	12	17	11	11	3	Investment Revenue
				265		Transfer re: Manitoba Telephone System
					20	Redemption of Repap Preferred Shares
320	265	427	565	577	210	Fund Balance, End of Year

						Debt Retirement Fund
96	75	150	75	0	0	Contribution
(21)	0	0	0			Transfer to Pension Assets Fund
	(305)					Transfer for General Purpose Debt Reduction
0	0	4	1			Investment Earnings
75	0	230	76			Fund Balance, End of Year

						Pension Assets Fund
21						Transfers from Debt Retirement Fund
						TRAF Funding
0						Net Investment Earnings
0						Net Current Service Contributions
21						Fund Balance, End of Year

B6 / Supplementary Financial Information BUDGET 2007

■	CAPITAL INVESTMENT — REPLACEMENT VALUE OF PUBLIC ASSETS
Over the years, Manitoba’s communities and the economy have benefited from many investments in general assets such as schools, health facilities and public service buildings as well as infrastructure assets such as roads, water control structures and parks. These assets have contributed to vital public services, including learning, health, physical access and electronic access to other government programs as well as providing the infrastructure for economic and community development. The public good provided by these investments is immeasurable; however, it is estimated that the insured or replacement value of these investments exceeds $30 billion.
Replacement Value of Public Assets1
Per cent of Total

BUDGET 2007 Supplementary Financial Information / B7

■	CAPITAL INVESTMENT — CORE GOVERNMENT
Provincially owned capital assets such as highways, waterways, buildings, machinery and computer systems are amortized over their useful life based on established guidelines for amortization (see Appendix B of the 2007/08 Estimates of Expenditure). The amortization and interest costs are borne by departments that are responsible for each asset and are reflected as annual costs related to capital assets. Capital grants are also provided to third parties such as municipalities, schools and universities as contributions toward capital projects. In total, costs related to capital assets are estimated at $488 million in 2007/08, an increase of $39 million from 2006/07.
Authority for the annual cost to acquire provincially owned assets is reflected as Part B — Capital Investment which totals $595 million in 2007/08, an increase of $160 million from 2006/07, largely due to $110 million for increased investment in provincial roads and highways and $48 million for investment in provincially owned buildings and equipment.

Capital Grants and Costs Related to Capital Assets,
Core Government, 2007/08
(Thousands of Dollars)

	2007/08	2006/07
	Budget	Budget*
Capital Grants	262,935	247,367
Infrastructure Assets	156,096	139,607
General Assets	69,316	62,004

	488,347	448,978

*	The 2006/07 Budget has been restated to be consistent with the 2007/08 Estimates structure.

B8 / Supplementary Financial Information BUDGET 2007

Capital Investment,
Core Government, 2007/08
(Thousands of Dollars)

	2007/08	2006/07
	Budget	Budget*
General Assets
Government Services Capital Projects	73,098	23,443
Transportation Equipment and Other Capital	14,463	21,026
Information Technology Projects
Corporate Information Technology Projects	12,676	14,462
Justice	3,608	1,364
Family Services and Housing	2,708	2,481
Competitiveness, Training and Trade	2,421	1,845
Infrastructure and Transportation	905	2,895
Finance	571	3,279
Other Projects	787	3,011
Other Equipment and Buildings	10,733	2,974

	121,969	76,779

Infrastructure Assets
Provincial Roads, Highways and Airport Infrastructure	239,655	129,693
Manitoba Floodway Expansion	213,792	207,435
Water Control Infrastructure	10,183	10,425
Parks, Cottage and Camping Projects	9,711	10,790

	473,340	358,343

Total Capital Investment	595,309	435,122

*	The 2006/07 Budget has been restated to be consistent with the 2007/08 Estimates structure.

BUDGET 2007 Supplementary Financial Information / B9

■	LOAN REQUIREMENTS

Incremental Loan Act Authority for Non-Budgetary Capital Programs, 2007/08
(Thousands of Dollars)

The Loan Act, 2007
Manitoba Hydro	$458,000
Manitoba Agricultural Services Corporation	73,614
Health Capital Program	61,379
Manitoba Housing and Renewal Corporation	41,314
Manitoba Water Services Board	36,626
Manitoba Lotteries Corporation	32,700
Diagnostic Services Manitoba	22,270
Manitoba Industrial Opportunities Program	22,052
University of Winnipeg	19,000
Special Operating Agencies Financing Authority — Fleet Vehicles Agency	8,000
Manitoba Student Aid Program	7,508
Communities Economic Development Fund	4,600
Special Operating Agencies Financing Authority — Companies Office	2,050
Rural Economic Development Initiatives	1,873
Special Operating Agencies Financing Authority — The Property Registry	1,000

791,987

Non-Budgetary Capital Program, 2007/08
(Thousands of Dollars)

Manitoba Hydro	$817,000
Health Capital Program	200,501
Manitoba Agricultural Services Corporation	107,950
Manitoba Housing and Renewal Corporation	79,639
Manitoba Lotteries Corporation	69,500
Manitoba Student Aid Program	38,419
Manitoba Industrial Opportunities Program	35,145
Manitoba Water Services Board	31,952
Manitoba Opportunities Fund	30,000
University of Winnipeg	19,000
Special Operating Agencies Financing Authority — Fleet Vehicles Agency	12,941
Diagnostic Services Manitoba	10,725
Communities Economic Development Fund	10,000
Miscellaneous Corporations, Agencies and Other Programs	14,203

1,476,973

B10 / Supplementary Financial Information BUDGET 2007

■	BORROWING REQUIREMENTS
Manitoba’s long-term borrowing requirements in respect of both general and self-sustaining borrowings is estimated to total $2.94 billion in 2007/08, of which $1.03 billion is required for refinancing purposes. New cash requirements are required for capital investments including the Manitoba Floodway Expansion, self-sustaining programs including Manitoba Hydro and the University of Winnipeg and for funding the Province’s pension liability for the Teachers’ Retirement Allowances Fund. Incremental capital authority requirements totalling $792 million are provided by The Loan Act, 2007.

Borrowing Requirements
(Thousands of Dollars)

		New Cash	Estimated	Borrowing
	Refunding	Requirements	Repayments	Requirements
	2007/08	2007/08	2007/08	2007/08
General Purpose Borrowings	393,750	—	—	393,750
Capital Investment General Assets	—	83,500	—	83,500
Capital Investment Infrastructure Assets	—	292,800	—	292,800
Teachers’ Retirement Allowances Fund	—	1,002,000	—	1,002,000
Manitoba Hydro	520,573	458,000	—	978,573
Health Facilities	121,000	98,000	58,355	160,645
Diagnostic Services Manitoba	—	22,270	—	22,270
University of Winnipeg	—	12,700	—	12,700

	1,035,323	1,969,270	58,355	2,946,238

BUDGET 2007 Supplementary Financial Information / B11

STATEMENT OF PROVINCIAL BORROWINGS, GUARANTEES AND OBLIGATIONS
(Thousands of Dollars) Unaudited
December 31, 2006 (with comparative figures for March 31, 2006)

	Canadian Dollar	Canadian Dollar	Increase (Decrease)
	Valuation (Note 1)	Valuation (Note 1)	December 31, 2006 over
	December 31, 2006	March 31, 2006	March 31, 2006
Provincial Borrowings Payable in:
Canadian Dollars	13,684,320	13,710,863	(26,543)
Issues Hedged to Canadian Dollars	2,519,100	2,834,264	(315,164)
U.S. Dollars	2,217,624	2,221,050	(3,426)
Issues Hedged to U.S. Dollars	616,388	617,340	(952)

Subtotal Provincial Borrowings	19,037,432	19,383,517	(346,085)

Guarantees and Obligations Payable in:
Canadian Dollars	1,346,751	1,229,575	117,176
U.S. Dollars	0	0	0

Subtotal Guarantees and Obligations (Note 2)	1,346,751	1,229,575	117,176

Subtotal Provincial Borrowings, Guarantees and Obligations (Note 3)	20,384,183	20,613,092	(228,909)
Less: Sinking Fund Investments	(4,294,207)	(4,475,996)	(181,789)
Less: Debt Retirement Fund	(25,002)	(25,000)	2

Total Provincial Borrowings, Guarantees and and Obligations Outstanding (Note 4)	16,064,974	16,112,096	(47,122)

NOTE TO READER: Outstanding provincial borrowings will fluctuate during the fiscal year as a result of the timing of borrowing activities of the Province. While current accounting standards identify Net Debt as the best presentation of a government’s financial position, certain valuations used in the calculation of Net Debt are only payable at year end (see Manitoba Summary Financial Statistics).

Note 1:	The Canadian Dollar Valuation is calculated using the foreign currency exchange rates in effect at December 31, 2006 and at March 31, 2006. As at December 31, 2006, the U.S. dollar exchange rate was $1.1653 ($1.1671 at March 31, 2006).

Note 2:	Includes borrowings of Manitoba Hydro which has been guaranteed by the Province, Government Enterprises and Other payables and third party debt of health care facilities.

Note 3:	Provincial Borrowings and Guarantees are payable in Canadian and U.S. dollars. As at December 31, 2006, total provincial borrowings and guarantees were payable 86% in Canadian dollars and 14% in U.S. dollars. Of this total, General Government Program borrowing and Other Crown organizations borrowings was 100% payable in Canadian dollars. Manitoba Hydro borrowings was payable 61% in Canadian dollars (60% at March 31, 2006) and 39% in U.S. dollars (40% at March 31, 2006).

Note 4:	The above borrowings, guarantees and obligations were outstanding for the following purposes:

	December 31, 2006		March 31, 2006
	($ Thousands)	($ Per Capita) (Note 5)	($ Thousands)	($ Per Capita) (Note 5)
General Government Programs	6,355,330	5,393	6,582,745	5,598
Manitoba Hydro	6,630,254	5,626	6,524,289	5,548
Capital Investments	532,609	452	463,766	394
Health Facilities	734,834	624	766,834	652
Government Enterprises and Other (Note 6)	502,336	426	502,336	427
Other Crown Organizations	1,309,611	1,111	1,272,126	1,082

	16,064,974 (Note 7)	13,633	16,112,096	13,701

Note 5:	Per capita data is based upon population figures at October 1, 2006 and April 1, 2006 as reported by Statistics Canada.

Note 6:	In 2003/04, the Province, in accordance with PSAB GAAP, changed its accounting treatment for certain amounts owed to Canada and for debentures issued by certain school boards and hospitals, the debt service of which is paid with future grants from the Government. Amounts owed to the federal government over time, which were previously treated as accounts payable are now accounted for as loans payable. Debentures issued by school boards and hospitals, were previously recognized as an expense over the life of the debentures as grants for debt service were made and held by the Provincial Sinking Fund and Manitoba Public Insurance (MPI), (a Crown corporation). Now the obligation to fund debt principal payments is expensed in full at the time the debenture is issued. Any of these debentures held by MPI are recorded as “Loans Payable to Government Enterprises.” The Government also recognized a loan payable in respect of the pension liability of the Manitoba Liquor Control Commission.

Note 7:	Provincial borrowings, guarantees and obligations decreased by $47.1 million. This decrease was primarily due to matured General Government Program and Health Facilities borrowings which have not yet been refinanced offset by new part B Capital requirements and funding of Manitoba Hydro’s capital program. Manitoba Hydro’s U.S. dollar revenues are sufficient to pay the interest and principal on all outstanding U.S. dollar borrowings.

B12 / Supplementary Financial Information BUDGET 2007

Provincial Borrowings, Guarantees and Obligations
Net Maturities — December 31, 2006 to March 31, 2044

	Canadian Valuation Payable In
	Canadian	U.S.	Net
	Dollars	Dollars	Maturities
	(Millions of Dollars)
2006/07	70	—	70
2007/08	1,035	—	1,035
2008/09	1,858	—	1,858
2009/10	689	108	797
2010/11	880	291	1,171
2011/12	570	—	570
2012/13	216	—	216
2013/14	790	394	1,184
2015 - 19	3,149	1,049	4,198
2020 - 24	341	350	691
2025 - 29	593	—	593
2030 - 44	3,277	—	3,277
Treasury Bills and Promissory Notes	405	—	405

	13,873	2,192	16,065

The above table is based on foreign exchange rates at December 31, 2006.

BUDGET 2007 Supplementary Financial Information / B13

■	INTERPROVINCIAL COMPARISONS

Budget Paper C

TAXATION
ADJUSTMENTS

TAXATION ADJUSTMENTS

Contents

SUMMARY OF 2007 TAX MEASURES	1
ONGOING TAX REDUCTIONS	2
EDUCATION PROPERTY TAX CREDIT BASE AMOUNT	2
PERSONAL INCOME TAX	2
Manitoba Tuition Fee Income Tax Rebate	2
Basic Personal Amount	3
Pension Income Splitting	3
Spousal Amount and Eligible Dependent Amount	3
Bracket and Rate Changes	4
Manitoba Family Tax Benefit	4
Lifetime Capital Gains Exemption	5
Manitoba Mineral Exploration Tax Credit	5
FARM AND GREEN MEASURES	5
Farmland School Tax Rebate	5
Green Energy Manufacturing Tax Credit	5
Retail Sales Tax Exemption for Slurry Tanks and Lagoon Liners	6
CORPORATION INCOME TAX	6
General Rate	6
Small Business Rate	6
Film and Video Production Tax Credit	7
Capital Cost Allowance Rates for Manufacturers	7
Community Enterprise Development Tax Credit	7
Manufacturing Investment Tax Credit	7
CORPORATION CAPITAL TAX	8
HEALTH & POST-SECONDARY EDUCATION TAX LEVY	8
OTHER CHANGES PURSUANT TO THE TAX COLLECTION AGREEMENT	9
Personal Tax Measures	9
Business Tax Measures	9
TECHNICAL AND ADMINISTRATIVE MEASURES	9
CONTACTS FOR FURTHER INFORMATION	10
PERSONAL TAX SAVINGS SINCE 1999	11
MANITOBA INCOME TAX SAVINGS FOR TYPICAL TAXPAYERS	12
MANITOBA INCOME TAXES SINCE 1999	13
2007 INTERPROVINCIAL COMPARISON OF TAX RATES	14
FEDERAL AND MANITOBA INCOME TAX RATES, 2007	14
APPENDIX: MANITOBA TAX EXPENDITURES 2006/07	16
DONATIONS OF PUBLICLY LISTED SECURITIES TO REGISTERED CHARITIES AND FOUNDATIONS	21

BUDGET 2007 Taxation Adjustments / C 1

■	SUMMARY OF 2007 TAX MEASURES All amounts are revenue reductions or expenditure increases

	2007/08	Full Year [1]
	(Millions of Dollars)
Ongoing Tax Reductions [2]
Personal Tax Reductions	35.3	35.3
Business Tax Reductions	24.9	24.9

	60.2	60.2

Personal Tax Measures
Manitoba Tuition Fee Income Tax Rebate introduced	11.5	94.0
Education Property Tax Credit Base Amount increased [3]	40.0	40.0
Middle Rate decreased, Threshold moved upward	4.5	17.9
Basic Personal Amount increased	3.1	12.5
Pension Income Splitting introduced [4]	11.0	11.0
Spousal and Eligible Dependent Amounts increased	1.9	7.7
Family Tax Benefit replaces Family Tax Reduction	0.4	1.5
Lifetime Capital Gains Exemption increased [4]	0.9	1.2
Manitoba Mineral Exploration Tax Credit	0.2	0.6

	73.5	186.4

Farm and Green Measures
Farmland School Tax Rebate increased [3]	2.2	8.9
Green Energy Manufacturing Tax Credit introduced	0.0	5.0
RST Exemption for Slurry Tanks and Lagoon Liners extended	0.2	0.3

	2.4	14.2

Business Tax Measures
General Corporation Income Tax Rate reduced	0.0	27.4
Film and Video Production Tax Credit extended	0.0	17.6
Corporation Capital Tax Rates reduced	0.0	16.0
Small Business Rate reduced	2.6	10.5
Capital Cost Allowance Rates for Manufacturers increased [4]	3.8	7.5
Health and Post-Secondary Education Tax Levy exemption increased	1.8	7.0
Community Enterprise Development Tax Credit expanded	0.5	5.0
Manufacturing Investment Tax Credit refundability enhanced	0.5	2.1

	9.2	93.1

Other Changes [4]	2.4	3.3

Change, 2007 Budget	87.5	297.0

Change, 2007/08 and Subsequent Years	147.7	357.2

[1]	Does not include changes that are announced subject to budget balancing requirements.

[2]	Ongoing tax reductions are those that were announced in previous budgets to take effect in 2007. These are: (a) the decrease in the middle-bracket PIT rate from 13.5% to 13.0% and the increase in the Basic Personal Amount by $100; (b) the decrease in the general CIT rate from 14.5% to 14.0%; (c) the decrease in the small business CIT rate from 4.5% to 3.0%; and (d) the MB Children’s Fitness Tax Credit.

[3]	Expenditure increase

[4]	Parallels federal budget changes, pursuant to the Tax Collection Agreement

C 2 / Taxation Adjustments BUDGET 2007

■	ONGOING TAX REDUCTIONS
Manitoba Children’s Fitness Tax Credit
(2007/08 revenue impact: $-3.0 million)
Effective January 1, 2007, the Manitoba Children’s Fitness Tax Credit parallels the new federal Children’s Fitness Tax Credit. Parents may claim payments totalling up to $500 made to register a child under the age of 16 in a program of physical activity. The claimable amount increases to $1,000 for children under age 18 with disabilities. The maximum combined federal and Manitoba credit is $132 per eligible child ($264 for a child with a disability). The rules for the federal tax credit will determine which fitness programs are eligible for the Manitoba tax credit. Manitoba’s intention to parallel the federal program was announced in Budget 2006, before details of the federal program were known.
For more information, contact Location B, page C10.

■	EDUCATION PROPERTY TAX CREDIT BASE AMOUNT
(2007/08 expenditure impact: $40 million)
The base amount of this credit is increased from $400 to $525. The majority of homeowners will have this amount subtracted from their 2007 property tax bills, with the Province reimbursing school divisions and municipalities accordingly. Renters will receive the increased amount when they file their 2007 income taxes.
For more information, contact Location B, page C10.

■	PERSONAL INCOME TAX
Manitoba Tuition Fee Income Tax Rebate
(2007/08 revenue impact: $-11.5 million)
If you graduate on or after January 1, 2007 from a post-secondary institution recognized by the Canada Revenue Agency, and you now work and pay income tax in Manitoba, you can claim 60% of eligible tuition fees paid on or after January 1, 2004. The maximum lifetime rebate is $25,000 (equivalent to a 60% rebate on tuition fees of $41,667). The rebate does not affect bursaries and scholarships or existing tax credits for education and tuition fees. Recognized institutions may be located anywhere in the world, and include private colleges.
The maximum claim per year is the least of all of the following:
•	Manitoba income tax payable in the tax year;

•	10% of eligible tuition fees (10% of eligible tuition fees per year for six years totals 60% of fees);

•	$2,500.
Unused claims can be carried forward for up to 20 years.
For more information, contact Location B, page C10.

BUDGET 2007 Taxation Adjustments / C 3

Basic Personal Amount
(2007/08 revenue impact: $-3.1 million)
The Basic Personal Amount (BPA) is increased by $200 to $8,034, effective January 1, 2008. This change saves taxpayers $12.5 million annually and eliminates provincial income tax for about 4,000 taxfilers.
The BPA was increased in 2000, 2001, 2002, 2006 and 2007. The credit rate applied to the BPA, to determine the actual credit, was increased in 2001.

	Basic Personal Amount	Credit Rate	Value of Basic Personal Tax Credit

1999	$6,794	8.25%	$560.51
2008	$8,034	10.90%	$875.71
Increase			$315.20, or 56.2%
This table shows that when the increases in both the BPA and the credit rate are taken into account, the actual credit Manitobans receive has risen 56%, well in excess of the 20% inflation over the period.
For more information, contact Location B, page C10.
Pension Income Splitting
(2007/08 revenue impact: $-11.0 million)
The Province will parallel the new federal pension income-splitting measure effective January 1, 2007. This means the higher-income spouse can transfer to the lower-income spouse up to 50% of eligible pension income by joint election. For those under 65, eligible pension income includes lifetime annuity payments under a Registered Pension Plan (RPP) and certain other payments received as a result of the death of the spouse. For those 65 and over, eligible pension income includes lifetime annuity payments under a RPP, Registered Retirement Savings Plan (RRSP) or a deferred profit-sharing plan, and payments received from a registered retirement income fund (RRIF). A senior couple with income of $60,000 received mostly by one spouse could typically save about $811 or 18% of their current Manitoba tax liability, from the income-splitting change alone.
For more information, contact Location B, page C10.
Spousal Amount and Eligible Dependent Amount
(2007/08 revenue impact: $-1.9 million)
A taxpayer can claim a non-refundable tax credit for a dependent spouse (the spouse or common-law partner amount) or, if the taxpayer is a single parent, for one dependent child under 18 (the amount for an eligible dependent). The maximum value of these amounts, $6,482, is reduced by any income earned by the dependent. Effective January 1, 2008, the maximum spouse or common-law partner amount is raised from $6,482 to $8,034, to equal the Basic Personal Amount. This 24% increase will better recognize the situation of households where two or more people rely on a single income. It will remove 2,000 Manitobans from the tax rolls and will reduce taxes by $7.7 million annually.
For more information, contact Location B, page C10.

C 4 / Taxation Adjustments BUDGET 2007

Bracket and Rate Changes
(2007/08 revenue impact: $-4.5 million)
Effective January 1, 2008, the middle bracket tax rate falls from 13.0% to 12.75% and the threshold between the middle and top brackets rises from $65,000 to $66,000. As a result, taxable income between $30,544 and $66,000 is taxed at 12.75%, down from 13.0% for income up to $65,000, and down from 17.4% for income between $65,000 and $66,000. This change benefits all taxpayers with taxable income in excess of $30,544; in total they save $17.9 million on a full-year basis.
This is the beginning of a plan, subject to budget balancing requirements, to reduce the first bracket rate to 10.5% and the middle bracket rate to 12.75% by 2011. At the same time, the entire middle tax bracket will be moved upwards to the range between $35,000 and $70,000. These further changes, when complete, are projected to save Manitoba income tax payers an additional $77 million annually; all taxpayers will benefit. As budgetary circumstances permit, additional rate and threshold changes will be introduced to give middle-income earners an over-all saving of 10% compared to 2007.

Tax Year	First Bracket Rate	Middle Bracket Threshold	Middle Bracket Rate	Top Bracket Threshold

2007	10.90%	$30,544	13.00%	$65,000
2008	10.90%	$30,544	12.75%	$66,000
2009	10.80%	$31,000	12.75%	$67,000
2010	10.70%	$32,000	12.75%	$68,000
2011	10.50%	$35,000	12.75%	$70,000
Note: all changes planned after 2008 are subject to balanced budget requirements.
For more information, contact Location B, page C10.
Manitoba Family Tax Benefit
(2007/08 revenue impact: $ -0.4 million)
The calculation of Manitoba tax currently involves four steps once taxable income has been determined: a) Manitoba tax on taxable income is calculated; from which b) non-refundable tax credits are subtracted; c) the Family Tax Reduction (FTR) is subtracted; and d) other credits are subtracted. Effective January 1, 2008, the FTR is folded into a renamed Manitoba Family Tax Benefit under the non-refundable tax credit block. One calculation step is removed, and the process is streamlined. This change does not affect eligibility, or reduce benefits for any taxpayers. The measure saves taxpayers $1.5 million annually on a full-year basis. Benefits are available for the taxpayer, and for an inclusive list of dependants including: a spouse or equivalent; children under 18; and other disabled relatives over 18 who are dependant upon the taxpayer. There is an additional amount for any of the above who are disabled or 65 and over.
For more information, contact Location B, page C10.

BUDGET 2007 Taxation Adjustments / C 5

Lifetime Capital Gains Exemption
(2007/08 revenue impact: $-0.9 million)
In parallel with federal changes already announced, the lifetime capital gains exemption limit on the disposition of qualified farm and fishing property or qualified small business corporations shares is increased from $500,000 to $750,000, on dispositions after March 18, 2007. The full-year revenue impact of this measure is $-1.2 million.
For more information, contact Location B, page C10.
Manitoba Mineral Exploration Tax Credit
(2007/08 revenue impact: $-0.2 million)
Originally introduced in Budget 2002, the Manitoba Mineral Exploration Tax Credit is a 10 per cent non-refundable personal income tax credit. The credit is earned when Manitobans purchase flow-through shares in exploration companies to finance Manitoba exploration projects. Combined with the renewed 15 per cent federal exploration tax credit announced recently, this gives an additional incentive to invest in the province’s mineral exploration. This credit is extended for one year, to March 31, 2008. Funds raised can be spent on eligible exploration up to the end of 2009. This change will save taxpayers about $0.6 million on a full-year basis.
For more information, contact Location H, page C10.

■	FARM AND GREEN MEASURES
Farmland School Tax Rebate
(2007/08 expenditure impact: $2.2 million)
In 2004, the Farmland School Tax Rebate was introduced as a 33% Provincial rebate of school division taxes on farmland. In 2005, the rate was increased to 50%, and in 2006 to 60%. This year, the rate is increased to 65%, bringing tax savings for Manitoba’s farm community to $28.8 million annually. Further, the rebate rates for 2008, 2009, and 2010 are increased to 70%, 75%, and 80%, respectively. At 80%, the rebate will provide annual tax savings of $35.2 million. The rebate does not reduce the amount of revenue collected by school divisions.
For more information, contact Location E, page C10.
Green Energy Manufacturing Tax Credit
(2007/08 revenue impact: $0)
In order to promote the production and purchase for use in Manitoba of new machinery and equipment used to generate renewable energy, the Green Energy Manufacturing Tax Credit is introduced. The refundable income tax credit will be equal to 10% of the value of qualifying property produced in Manitoba and sold for residential or commercial use in Manitoba before 2019. Qualifying property will initially include equipment for wind power, solar energy, geothermal energy, and hydrogen fuel cells. Transmission and distribution systems and storage equipment will not qualify for the credit. The 2007/08 revenue impact is expected to be negligible. The anticipated full-year revenue impact of the tax credit is $-5.0 million.
For more information, contact Location A, page C10.

C 6 / Taxation Adjustments BUDGET 2007

Retail Sales Tax Exemption for Slurry Tanks and Lagoon Liners
(2007/08 revenue impact: $-0.2 million)
To promote environmentally safe handling of animal waste on farms, the Retail Sales Tax exemption on manure slurry tanks and lagoon liners for use in farm livestock operations is extended for a further two years, to June 30, 2009. The full-year revenue impact is $-0.3 million. This measure builds on existing sales tax exemptions for manure treatment — biodigesters, composters, and separation systems — and manure and fertilizer application equipment, including specialized equipment for precision or variable-rate application.
For more information, contact Location C, page C10.

■	CORPORATION INCOME TAX
General Rate
(no revenue impact until 2008/09)
The general corporation income tax rate is reduced from 14.0% to 13.0% effective July 1, 2008, reducing taxes by $27.4 million on a full-year basis. This reduction was announced in Budget 2006 subject to budget balancing requirements, and is now confirmed. The rate will be further reduced to 12.0%, subject to budget balancing requirements, effective July 1, 2009.
For more information, contact Location A, page C10.
Small Business Rate
(2007/08 revenue impact: $-2.6 million)
The rate is reduced from 3% to 2% effective January 1, 2008, reducing taxes by $10.5 million on a full-year basis. It will be further reduced to 1% effective January 1, 2009, subject to budget balancing requirements. The rate was reduced from 4.5% to 3.0% for 2007. The small business dividend tax credit rate will be reduced correspondingly to maintain integration of personal and corporation income tax.
For more information, contact Location A, page C10.

Reduction of Corporation Income Tax Rates since 1999

Taxable Income	1999	2007	2008	2009

Up to $200,000	8.0%[1]	3.0%	2.0%	1.0%[2]
$200,000 to $400,000	17.0%	3.0%	2.0%	1.0%[2]
Over $400,000	17.0%	14.0%	13.0%[3]	12.0%[2,3]

[1]	Rate reduced from 9.0% July 1, 1999

[2]	Subject to budget balancing requirements

[3]	Effective July 1

BUDGET 2007 Taxation Adjustments / C 7

Film and Video Production Tax Credit
(no additional revenue impact until 2008/09)
This credit, which is scheduled to expire in March 2008, is extended for a further three years, to March 1, 2011. The full-year impact on revenue is projected to be $-17.6 million.
For more information, contact Location F, page C10.
Capital Cost Allowance Rates for Manufacturers
(2007/08 revenue impact: $-3.8 million)
In parallel with federal changes already announced, the capital cost allowance rate for manufacturing or processing machinery and equipment is improved from a 30% declining-balance write-off to a 50% straight-line write-off, on acquisitions after March 18, 2007 and before 2009.
Additionally, the capital cost allowance rate on buildings used in manufacturing or processing is increased from 4% to 10%, on acquisitions after March 18, 2007.
The full-year revenue impact of these measures is $-7.5 million.
For more information, contact Location A, page C10.
Community Enterprise Development Tax Credit
(2007/08 revenue impact: $-0.5 million)
Budget 2003 introduced the 30% Community Enterprise Development Tax Credit to encourage Manitobans to invest in their communities and provide community-based enterprise development projects with the means to raise necessary equity capital. The credit is a non-refundable personal income tax credit for resident investors who acquire qualifying securities in eligible community enterprise development projects.
The program is broadened to include a new 30% provincial non-refundable income tax credit for individuals and corporations in Manitoba who invest directly in emerging enterprises that require larger amounts of investment capital than community ownership could provide. The credit will apply to eligible securities acquired on or after January 1, 2008. The minimum investment amount by an investor will be $20,000, and the maximum annual tax credit claimable by an investor will be $45,000. The lifetime limit on the amount that an investor can contribute to a qualifying investee corporation will be $450,000. Securities will not qualify as registered savings plan investments. The full-year revenue impact is projected to be $-5.0 million.
For more information, contact Location G, page C10.
Manufacturing Investment Tax Credit
(2007/08 revenue impact: $ -0.5 million)
The refundable portion of this credit is raised from 35% to 50% for qualified property acquired on or after January 1, 2008. This allows firms without taxable income to take immediate advantage of the MITC. This change will have a revenue impact of $-2.1 million on a full-year basis. This credit was made refundable at the 20% level by the 2005 Budget, and at the 35% level by the 2006 Budget.
For more information, contact Location A, page C10.

C 8 / Taxation Adjustments BUDGET 2007

■	CORPORATION CAPITAL TAX
(no revenue impact until 2008/09)
The first stage of the announced phaseout of the general Corporation Capital Tax (CCT) was scheduled to take effect for corporations with fiscal years commencing after July 1, 2008, subject to budget balancing requirements. The reduction is now confirmed and is moved forward to apply to corporations with fiscal years commencing after January 1, 2008. The general CCT rate for corporations with total paid-up capital over $21 million will be reduced from 0.5% to 0.4% and the rate for corporations with total paid-up capital between $10 million and $20 million will be reduced from 0.3% to 0.2%. (There is a notch provision for total paid-up capital between $20 million and $21 million.) The full-year revenue impact of these changes is $-16.0 million.
This Budget commits Manitoba to eliminate the general CCT, except for Crown corporations, as of December 31, 2010, subject to budget balancing requirements.
For more information, contact Location C, page C10.

■	HEALTH & POST-SECONDARY EDUCATION TAX LEVY
(2007/08 revenue impact: $-1.8 million)
Effective January 1, 2008, the payroll exemption under this levy is raised from $1.0 million to $1.25 million of annual payroll. In addition, the threshold below which employers pay a reduced rate is raised from $2.0 million to $2.5 million. The full-year revenue impact of this measure is $-7.0 million. Less than 5% of all Manitoba employers currently pay this tax. The new higher threshold benefits one-third of those paying: 200 employers will be fully exempted and an additional 600 will pay less tax.
For more information, contact Location C, page C10.

BUDGET 2007 Taxation Adjustments / C 9

■	OTHER CHANGES PURSUANT TO THE TAX COLLECTION AGREEMENT
These measures parallel federal income tax changes announced in the 2007 federal budget. The full-year revenue impact of these measures is expected to be $-3.3 million.
Personal Tax Measures
(2007/08 revenue impact: $-1.2 million)
•	The tax benefit of donating securities to public charities is now extended to gifts to private foundations. (See page C21 for an example.)

•	The meal expense deduction for long-haul truckers is increased from 50% to 80% over the next five years.

•	The age limit for maturing Registered Pension Plans and Registered Retirement Savings Plans is increased from 69 to 71.
Business Tax Measures
(2007/08 revenue impact: $-1.2 million)
•	The Capital Cost Allowance rates for non-residential buildings, computer equipment and certain assets related to the natural gas industry are increased to more accurately reflect their useful lives.

•	Class 43.2 energy conservation and energy efficient property is broadened to include a wider range of applications and is extended to expire in 2020 instead of 2012.

•	An increased tax deduction for donations by corporations of inventoried medicines destined for developing countries is introduced.

•	Several measures regarding international taxation are introduced.

■	TECHNICAL AND ADMINISTRATIVE MEASURES
(no revenue impact in 2007/08)
•	The Insurance Corporations Tax Act will be amended to allow for the discretionary waiver of interest and penalties. For more information, contact Location D, page C10.

•	A regulation will be introduced allowing a new intake of applications for the Riparian Tax Credit. For more information, contact Location B, page C10.

•	To reduce paperwork and tax administration costs for businesses, the following measures will be implemented:
°	Elimination of the requirement for crafters, hobbyists and other small home-based businesses to register and collect Retail Sales Tax.

°	Elimination of the quarterly installment requirement for corporations that remit Corporation Capital Tax of $5,000 or less per year.

°	Amalgamation of the application of sales tax on electricity and natural gas under The Retail Sales Tax Act.
     For more information, contact Location D, page C10.

C 10 / Taxation Adjustments BUDGET 2007

■	CONTACTS FOR FURTHER INFORMATION

A:	Federal-Provincial Relations and Research Division Manitoba Finance
	Telephone:	204-945-3757
	Fax:	204-945-5051
	e-mail	fedprov@gov.mb.ca

B:	Manitoba Tax Assistance Office Manitoba Finance
	Telephone:	204-948-2115 in Winnipeg
	Toll-free:	1-800-782-0771
	Fax:	204-948-2263
	e-mail:	tao@gov.mb.ca

C:	Taxation Division Manitoba Finance
	Telephone	in Winnipeg: 204-945-5603
in Brandon: 204-726-6153
	Toll-free:	1-800-782-0318 (to Winnipeg office)
	Fax:	204-945-0896
	e-mail:	mbtax@gov.mb.ca

D:	Financial Institutions Regulation Branch Consumer and Corporate Affairs Division Manitoba Finance
	Telephone	204-945-2542
	Fax:	204-948-2268
	e-mail:	insurance@gov.mb.ca

E:	Manitoba Agricultural Services Corporation (MASC)
	Telephone	204-726-7068
	Fax:	204-726-6849
	e-mail:	fstr@masc.mb.ca

F:	Manitoba Film & Sound Recording Development Corporation
	Telephone	204-947-2040
	Fax:	204-956-5261
	e-mail:	explore@mbfilmsound.mb.ca

G:	Financial Services, Business Services Division Manitoba Competitiveness, Training and Trade
	Telephone	204-945-0141
	Fax:	204-945-1193

H:	Minerals Policy and Business Development Unit Mineral Resources Division Manitoba Science, Technology, Energy and Mines
	Telephone	204-945-6564
	Fax:	204-945-8427
	e-mail:	minesinfo@gov.mb.ca